Exhibit 99

OMTOOL, LTD.
8A Industrial Way
Salem, New Hampshire 03079

March 22, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549-0408

Ladies and Gentlemen:

Pursuant to Temporary Note 3T to Article 3 of Regulation S-X, Omtool, Ltd. has obtained a letter of representation from Arthur Andersen LLP ("Andersen") stating that the audit of the consolidated financial statements of Omtool, Ltd. and subsidiaries as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001 was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Andersen is not relevant to this audit.

                      Very truly yours,
                      Omtool, Ltd.
                      /s/ Kira A. Nelson
                      Kira A. Nelson
                      Vice President, Finance, Chief Financial Officer, Secretary and Treasurer